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                                                                   EXHIBIT 10.10

                              EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (this "AGREEMENT") is entered into effective as of March 19, 1999 (the "EFFECTIVE DATE") by and between Enterprise Profit Solutions Corporation, a Delaware corporation (the "COMPANY") and James F. Holden ("EMPLOYEE").

        The Company desires to retain the services of Employee, and Employee desires to render such services, on the terms set forth herein.

        NOW THEREFORE, in consideration of the mutual covenants set forth herein, the parties hereto agree as follows:

        1. EMPLOYMENT. Employee's employment with the Company will be at-will, which means that either Employee or the Company may terminate Employee's employment at any time for any reason or no reason without payment, penalty or further obligation except as set forth in Section 8, provided, however, that Employee's employment with the Company shall not be terminated without Cause without Required Approval. For these purposes, "REQUIRED APPROVAL" means approval by at least three members, including the member representing the President's Council, of an executive management committee of EPS Solutions Corporation, the parent corporation of the Company ("EPS SOLUTIONS"), which committee shall consist of four (4) members of the senior management of EPS Solutions and one (1) representative of the President's Council of EPS Solutions.

        2. DUTIES. (a) Electronic Media Division. Employee shall initially serve as Chief Executive Officer of the Company's Electronic Media Division (the "EMD"), which will be formed by the Company to develop, produce, market, sell and deliver training service through electronic media. In that capacity, Employee shall have authority and be responsible to manage the operations of the EMD consistent with the EMD's annual business plan. The EMD's annual business plan will be formulated by Employee and approved by the appropriate Service Line Leader of the Company, and will, among other things, set forth guidelines related to budgeting, capital expenditures, hiring and strategic initiatives. During the Option Period, as defined in that certain Agreement re eFox by and among the Company, EPS Solutions, eFox, LLC, a Delaware limited liability company ("eFOX"), and the members of eFox dated March 19, 1999 (the "eFOX AGREEMENT"), and as long as the eFox Agreement has not been knowingly or willfully or recklessly breached in a material respect by eFox or the members of eFox (or any such breach has been cured and any material adverse effects of such breach have been ameliorated in all material respects within 15 days of notice of such breach), the Company will commit the Leased Employees (as defined in the eFox Agreement) to work in the EMD under the day-to-day supervision of James F. Holden or his successor as the Chief Executive Officer of the EMD, provided however, that the Company and its affiliates will only be obligated to provide to the EMD employees, assets, or other resources or support, the full cost of which is paid or promptly recovered through profit generated by the EMD, including without limitation leasing to eFox or any other third party of the employees assigned to the EMD. Employee will formulate the business plan and manage the EMD with the primary goal of enhancing stockholder value for the Company by maximizing revenues and profitability of the EMD. Employee will have authority to bind the Company to contracts that are consistent with Employee's duties and responsibilities




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hereunder and the business plan. Employee shall perform such related duties and services as the Company's board of directors (the "BOARD") and/or its Chief Executive Officer may from time to time assign, provided however, that if Employee remains employed by the Company, Employee's responsibility and authority within the Company will not be materially diminished without Employee's written consent as long as shares of restricted stock purchased by Employee pursuant to the Restricted Stock Purchase Agreement described in
Section 4 are subject to Restrictions (as defined in such Restricted Stock Purchase Agreement) (the "RESTRICTED PERIOD"). Except as set forth herein, Employee's position and duties may be changed at any time and from time to time by the Board or Chief Executive Officer of the Company. Such duties shall be rendered at such place or places as the Company shall require based upon the interest, need, business and/or opportunities of the EMD, provided however, that for the Restricted Period, the principal place at which Employee renders such duties shall not be relocated more than twenty-five (25) miles from the location of such place on the date hereof without Employee's written consent.

              (b) eFox Corporation. As long as Employee remains employed by the Company in connection with the EMD and the Company provides employees and/or management services to eFox, and subject to the discretion of the members of eFox, Employee shall have authority and be responsible to manage the operations of eFox in his capacity as an employee of the Company assigned to eFox. Employee's authority and responsibility in managing eFox shall be exercised in the same manner as described in Section 2(a) for the EMD. Further, Employee shall cause eFox to perform its obligations under the eFox Agreement, and shall use his best efforts to cause eFox to achieve the goals set forth from time to time in the Business Plan described in the eFox Agreement.

        3. TIME AND EFFORTS.

              (a) General. While employed by the Company (the "EMPLOYMENT PERIOD"), Employee shall use his best efforts and devote his time and attention to the business of the EMD and any other subsidiaries or divisions of EPS to which Employee may also be assigned on a full-time basis and shall at all times faithfully and industriously and to the best of his or her ability, experience and talent, perform all of the duties that may be required of him or her pursuant to the terms hereof. During the Employment Period, Employee shall not engage in any other employment or consulting activities other than for the benefit of other subsidiaries or divisions of EPS to which Employee may also be assigned without the express written consent of the Company. The foregoing shall not preclude Employee from engaging in civic, charitable and/or religious activities, directing his own investments, serving on boards of directors of other entities, or writing books and articles in each case consistent with past practices, including fiction books, so long as such activities do not materially interfere or conflict with Employee's duties hereunder.

              (b) Writing. Employee shall own the copyright associated with, and all royalties and other income derived from, all of Employee's writings (whether completed before or after the date of this Agreement), provided however, that
(i) the Company shall have an exclusive, perpetual, fully paid license to copy and use for the Company's own business purposes any of Employee's writings that relate to the business of the EMD and that are not the subject of a license to the Company or any of its affiliates pursuant to some other agreement, provided that the Company may not sell Employee's writings other than as course materials sold as part of



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training services or curricula provided by the Company and provided further that the Company's license shall not violate that certain agreement dated as of December 16, 1988 by and among Jim Holden, the Company and John Wiley & Sons, Inc. or that certain agreement dated as of May 28, 1998 by and between FoxPaw, Inc. and John Wiley & Sons, Inc., and (ii) during the Employment Period, writings of Employee related to the business of the EMD will not be inconsistent with the Business Plan or the best interests of the EMD. Employee will not enter into any publishing or other agreement after the date hereof that is inconsistent with this Agreement. This Section 3(b) applies to FoxPaw, Inc. and any other entity through which Employee may engage in writing or publishing.
This Section 3(b) will continue in effect notwithstanding any termination of Employee's employment with the Company for any reason.

              (c) Other Subsidiaries and Divisions. While concurrently assigned to or employed by any subsidiary or division of EPS other than the Company, Employee may divide his time between the EMD and such other subsidiary or division in such manner as Employee, in the reasonable exercise of his discretion, sees fit, provided that Employee's allocation of his time and efforts between the EMD and such other subsidiary or division will be consistent with the business plans of both the EMD and such other subsidiary or division and with efforts to maximize the profitability of both the EMD and such other subsidiary or division.

        4. COMPENSATION. During the Employment Period, the Company shall pay Employee at the annual rate of Eighty-Five Thousand ($85,000) (as such pay may be increased by the Company from time to time in its discretion, the "ANNUAL SALARY") for all services rendered to the EMD (but not other subsidiaries or divisions of the Company) by Employee, payable in accordance with the Company's regular payroll policies, subject, however, to withholding deductions, including without limitation social security taxes and applicable federal, state and local income and other employment taxes. Employee's Annual Salary will be reviewed no less frequently than annually, and shall not be decreased at any time. In addition, in connection with employment by the Company and services performed by Employee for the Company, Employee is acquiring concurrently herewith restricted stock of EPS Solutions pursuant to a Restricted Stock Purchase Agreements imposing restrictions based on the performance of the EMD. The Company may, but shall not be obligated to, pay bonuses from time to time to Employee in accordance with such plans or standards as the Company may develop. Employee has no right to any specific compensation or benefits other than as set forth herein or required pursuant to applicable law.

        5. VACATION. Employee shall be entitled to 28 days of personal time off ("PTO") per year, consistent with the Company's policies as in effect from time to time. PTO may be used, subject to approval by the Company consistent with business needs, as it is earned. Employee may not accrue more than 28 days of unused PTO. If Employee at any time has 28 days of accrued unused PTO, no further PTO shall accrue until Employee again has fewer than 28 days of unused PTO. The Company shall pay Employee for accrued unused PTO only in connection with termination of employment. Such payment shall be made on the basis of Employee's Annual Salary at the time of payment, pro-rated for the number of accrued unused PTO days at the time of termination. In addition to the PTO described above, Employee will have up to ten days of paid leave annually that may be taken for vacation if Employee's absence during that time will not, in the reasonable judgment of the Chief Executive Officer of EPS, adversely affect the Company, provided that this paid leave (i) may be taken only if Employee



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has no available PTO and (ii) will not accrue or entitle Employee to cash payment in respect thereof, upon termination of employment or otherwise. PTO and paid leave under this Agreement will not be duplicative of PTO and paid leave under any other agreement between Employee and the Company or any of its affiliates, and Employee will not be entitled to be paid for accrued unused PTO under this Agreement if, at the time of termination of employment with the Company, Employee remains employed by any of its affiliates pursuant to any arrangement under which, upon termination of that employment, Employee will be entitled to be paid for accrued unused PTO.

        6. BENEFITS. In addition to the compensation described in Section 4, the Company shall provide Employee with benefits consistent with the Company's employment policies as in effect from time to time, provided that benefits under this Agreement or in connection with employment by the Company will not be duplicative of benefits under any other agreement between Employee and the Company or any of its affiliates.

        7. CERTAIN DEFINITIONS.

              (a) Cause. For purposes hereof, the term "CAUSE" has the meaning set forth in Schedule 1 hereto. Any termination by the Company of Employee's employment within 90 days after the Company's becoming aware of the occurrence of an event or circumstance constituting "Cause" will constitute termination for Cause.

              (b) Good Reason. If the Company (1) breaches this Agreement in any material respect and does not cure such breach within 15 days of receipt from Employee of notice of such breach and demand for cure; (2) assigns Employee duties materially inconsistent with Employee's status or adversely alters Employee's responsibilities; (3) notifies Employee that Employee's principal place of employment will be relocated in a manner inconsistent with the last sentence of Section 2(a); (4) fails to pay any compensation due Employee within fifteen (15) days of Employee's notice to the company that payment is overdue; or (5) materially deviates from the EMD's annual business plan unless Employee causes or agrees to such deviation, and if Employee terminates Employee's employment with the Company within 90 days of any of the foregoing, such termination by Employee will be termination with "GOOD REASON" for purposes hereof.



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        8. CERTAIN PAYMENTS.

              (a) Termination by Employee with Good Reason or the Company Without Cause. Subject to Section 8(c), if Employee's employment under this Agreement is terminated by Employee with Good Reason or by the Company without Cause, then contingent upon execution and delivery by Employee to the Company of an unconditional release in form satisfactory to the Company of all claims against EPS Solutions, the Company or any of their officers, directors or affiliates arising from or in connection with this Agreement or Employee's employment with the Company or the termination of that employment, Employee shall be entitled to continue to receive regular monthly installments of his Annual Salary in accordance with the Company's normal payroll schedule (the "SEVERANCE PAYMENT") for the duration of the Severance Period. For purposes hereof, the "SEVERANCE PERIOD" means 90 days following termination of employment. Notwithstanding the foregoing, however, Employee will not be entitled to receive any severance benefits of any kind from the Company in connection with or following termination of Employee's employment with the Company for any reason if at the time of such termination, Employee is employed by any affiliate of the Company pursuant to a written employment agreement providing for payment to Employee upon termination of employment with such affiliate that is at least as favorable to Employee as the severance provisions of this Agreement, including without limitation in terms of the actual amount of severance payable.

              (b) No Other Benefits. Except as set forth in Section 8(a) or
Section 5 or as may be required by applicable law or separate written agreement entered into after the date hereof between EPS Solutions, or the Company and Employee, the Company shall have no obligation to pay any salary, bonus, accrued vacation, severance payment, benefits, or other amounts in connection with any termination of Employee's employment (including without limitation by death, or by Employee without Good Reason, or by the Company for Cause or disability), or attributable to the period after termination of Employee's employment.

              (c) Post-Termination Cause. If any of the events or circumstances constituting Cause listed in items A or B of Schedule 1 occurs during the Severance Period, then (i) the Company will have no further obligation to provide to Employee the Severance Payment, and (ii) the Company will be entitled to recover from Employee any Severance Payment amounts paid to Employee or Employee's successors and assigns, together with the costs of effecting such recovery.

        9. CONFIDENTIALITY. Employee shall execute the Confidential Information and Employee Invention Agreement attached hereto as Exhibit A (the "CONFIDENTIALITY AGREEMENT"), which will survive termination or expiration of this Agreement.

        10. REPRESENTATIONS AND WARRANTIES. Employee represents and warrants to the Company that (a) he or she is under no contractual restriction or other restrictions or obligations that are inconsistent with the execution of this Agreement, the performance of his or her duties and the covenants hereunder, and
(b) he or she is under no physical or mental disability that would interfere with his or her keeping and performing all of the agreements, covenants and conditions to be kept or performed hereunder.

        11. MISCELLANEOUS.



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              (a) Governing Law. This Agreement shall be interpreted under and governed by the laws of the State of California, excluding its rules on conflicts of law.

              (b) Arbitration. Any dispute regarding the application, interpretation or breach of this Agreement shall be resolved by final and binding arbitration before the American Arbitration Association ("AAA") in accordance with AAA's National Rules for the Resolution of Employment Disputes. Reasonable attorney's fees, costs and damages (where appropriate) shall be awarded to the prevailing party in any dispute, and any resolution, opinion or order of AAA may be entered as a judgment in a court of competent jurisdiction.

              (c) Modification and Waiver. No waiver or modification of this Agreement or any term hereof shall be binding unless it is in writing signed by the parties hereto. No failure to insist upon compliance with any term, provision or condition to this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

              (d) Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede and replace all prior employment agreements, if any, between the parties. No oral statements or prior written agreements with respect to the subject matter hereof which are not specifically incorporated herein or in the Confidentiality Agreement shall be of any force or effect.

              (e) Severability. If any provisions hereof shall be held or construed to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this Agreement, but the same shall be construed and enforced just as though the illegal or invalid provisions had not been included herein.

              (f) Notices. Any notice, demand or other communication required, permitted or desired to be given hereunder shall be in writing and shall be deemed effectively given upon personal delivery, facsimile transmission (with confirmation of receipt), delivery by reputable overnight delivery service or five (5) days following deposit in the United States mail (if sent by certified or registered mail, postage prepaid, return receipt requested), in each case duly addressed to the Company at its headquarters or to Employee at his or her address of record listed with the Company.

              (g) Assignment. Employee's rights, duties and obligations under this Agreement may not be assigned by Employee. The Company may assign its rights, duties and obligations under this Agreement to any affiliate of the Company.

              (h) Headings. The section headings herein are intended for reference and shall not affect in any way the construction or interpretation of this Agreement.



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              (i) Counterparts. This Agreement may be executed in counterparts, each of which shall be an original but all of which shall constitute one and the same instrument.

                  [remainder of page intentionally left blank]



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        IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement as of the date set forth above.


EMPLOYEE                               ENTERPRISE PROFIT SOLUTIONS CORPORATION

Signature:  /s/ JAMES F. HOLDEN        BY:  /s/ MARK C. COLEMAN
          -------------------------       ---------------------------------
                James F. Holden
                                       NAME:  Mark C. Coleman
                                            -------------------------------

                                       TITLE: SVP
                                             ------------------------------



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                                  SCHEDULE 1 TO
                              EMPLOYMENT AGREEMENT

        "CAUSE" means the occurrence of any one or more of the following events or circumstances, provided however, that if any such event or circumstance is susceptible to cure by Employee, such event or circumstance will not constitute Cause unless Employee has failed to cure such event or circumstance within 15 days after receipt by Employee of written notice thereof: (i) Employee engages in any wrongful conduct that results in material damage to the Company or any parent corporation of the Company, any subsidiary corporation of the Company or any entity controlling, controlled by, or under common control with the Company (an "AFFILIATED ENTITY"); (ii) any willful misconduct or gross negligence by Employee in the responsibilities assigned to Employee hereunder or any willful and material failure to perform Employee's duties hereunder or to follow instructions from the Board or Chief Executive Officer of EPS that are not inconsistent with this Agreement; (iii) Employee engages in any criminal conduct (other than misdemeanors that do not meet the criteria described in item (i) above) or actions involving moral turpitude; or (iv) Employee does any of the things described in paragraphs (A) and (B) below. No act or failure to act on Employee's part shall be deemed "willful" unless it is done, or omitted to be done, by Employee not in good faith, and a reasonable person would not have believed that the act, or failure to act, was in the best interests of the Company.

        (A) Employee renders services for any organization or engages directly or indirectly in any business that (x) during Employee's employment with the Company or any Affiliated Entity, is or becomes competitive with the Company or any Affiliated Entity, or which organization or business, or the rendering of services to such organization or business, is or becomes otherwise prejudicial to or in conflict with the business or interests of the Company or any Affiliated Entity, or (y) after termination of Employee's employment with the Company or any Affiliated Entity, is or becomes competitive with the business units of the Company or any Affiliated Entity to which Employee devoted significant time and attention within the scope of Employee's employment hereunder (the "BUSINESS UNITS"), or which organization or business, or the rendering of services to such organization or business, is or becomes otherwise prejudicial to or in conflict with the business or interests of the Business Units.

        (B) Employee fails to comply with the Confidentiality Agreement.